Exhibit 8.1

Ocean Rig UDW Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

19 March 2018
Dear Sirs
Ocean Rig UDW Inc.
We have acted as counsel as to Cayman Islands law to Ocean Rig UDW Inc., registered by way of continuation in the Cayman Islands as an exempted company with limited liability (the Company), in connection with the filing with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, of the Company's registration statement on Form F-3 dated 19 March 2018 (the Registration Statement) relating to securities to be issued and sold by the Company from time to time.  Such securities include (a) common shares of the Company of par value US$0.01 per share (the Common Shares), (b) preferred shares of the Company of par value US$0.01 per share (the Preferred Shares and together with the Common Shares, the Shares), (c) debt securities, including senior debt securities and subordinated debt securities of the Company (collectively the Debt Securities), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities, to be filed either as exhibits to an amendment to the Registration Statement or as an exhibit to a report under the U.S. Exchange Act of 1934, as amended (the Indenture), as each such Indenture may be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers' certificate or other writing thereunder establishing the form and terms of such series, (d) contractual warrants to subscribe for Shares in the Company (the Warrants) to be issued under warrant agreements to be entered into between the Company and the financial institution designated as warrant agent thereunder (the Warrant Agreement), (e) purchase contracts for the purchase or sale of any of the debt or equity securities issued by the Company to be entered into by the Company (the Purchase Contracts), (f) rights to purchase our equity securities of the Company (the Rights) to be issued pursuant to rights certificates or rights agreements to be entered into by the Company (the Rights Agreement), and (g) units consisting of one or more Rights, Purchase Contracts, Warrants, Debt Securities, Preferred Shares, Common Shares or any combination thereof (the Units) to be issued under unit agreements to be entered into by the Company (the Unit Agreement).
1	Documents Reviewed
We have reviewed originals, copies, drafts or conformed copies of the following documents:
1.1
The Certificate of Registration by Way of Continuation dated 14 April 2016 and the amended and restated Memorandum and Articles of Association of the Company as adopted by special resolution dated 3 November 2017 (the Memorandum and Articles).

1.2	The resolutions of the board of directors of the Company dated on or about 18 March 2018 (the Resolutions).
1.3	A certificate from a director of the Company a copy of which is attached to this opinion letter (the Director's Certificate).
1.4	The Registration Statement.

2	Assumptions
The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate. We have also relied upon the following assumptions, which we have not independently verified:
2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.
2.2	All signatures, initials and seals are genuine.
2.3	That the Company is in good standing with the Registrar of Companies.
Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.
3	Opinions
Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that, the statements under the caption "Taxation" in the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements, to the extent they are statements of legal conclusions, constitute our opinion.
Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.
We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.
This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.
Yours faithfully

/s/ Mourant Ozannes
      Mourant Ozannes